UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2026

Carlsmed, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42756	83-1081863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Aston Ave, Suite 100
Carlsbad, California		92008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (760) 766-1923

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CARL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2026, the Board of Directors of Carlsmed, Inc. (the “Company”) appointed Jeffrey Bertolini as Chief Operating Officer of the Company, effective September 8, 2026.

Mr. Bertolini, age 60, has served as the Company’s Senior Vice President, Operational Excellence since March 2025. Previously, Mr. Bertolini was Vice President of Advanced Manufacturing Technologies of the Company from September 2024 to March 2025. Before joining the Company, Mr. Bertolini was Senior Vice President, Operations & Technology of SI-BONE, Inc. from July 2022 to October 2024 and Vice President, Global Planning and Field Ops of NuVasive, Inc. from April 2020 to June 2022. He holds an MBA from Rensselaer Polytechnic Institute and a Bachelor of Science in Procurement and Logistics Management from Arizona State University.

The Company previously entered into an employment agreement with Mr. Bertolini, effective as of July 10, 2025 (the “Employment Agreement”). The Employment Agreement provides for an initial annual base salary of $375,000 and the eligibility to earn an annual cash incentive award with a target incentive opportunity equal to 40% of his base salary. Mr. Bertolini’s salary was increased to $440,000 per annum on March 9, 2026.

Pursuant to the Employment Agreement, if Mr. Bertolini’s employment is terminated by us without “cause” or due to his resignation for “good reason” outside the period beginning three months before and ending 12 months after the consummation of a “corporate transaction,” then, subject to a release of claims in favor of the Company, Mr. Bertolini will receive (i) continuing payments of base salary for 12 months, (ii) any earned but unpaid annual incentive award for the year prior to the year of termination, (iii) a pro-rated annual incentive award for the year of termination based on achievement of performance targets, and (iv) COBRA reimbursements for up to 12 months.

In connection with Mr. Bertolini’s appointment as Chief Operating Officer, his salary was increased to $475,000 per annum, effective as of September 8, 2026 and his target incentive opportunity was increased to 60% of his base salary. On September 8, 2026, Mr. Bertolini was also granted 50,000 stock options to purchase shares of the Company’s common stock.

In connection with Mr. Bertolini’s appointment as Chief Operating Officer, Mr. Bertolini and the Company have entered into an indemnification agreement substantially similar to the indemnification agreement that the Company’s directors and other executive officers have entered into, the form of which is on file with the U.S. Securities and Exchange Commission.

No family relationships exist between Mr. Bertolini and any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer. Other than with respect to the compensation matters, as described above, there are no arrangements or understandings between Mr. Bertolini and any other person pursuant to which Mr. Bertolini was selected as Chief Operating Officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Bertolini has or had a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On September 8, 2026, the Company issued a press release announcing the appointment of Mr. Bertolini as Chief Operating Officer. The text of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description
99.1*	Press Release of Carlsmed, Inc., dated September 8, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLSMED, INC.

Date: September 8, 2026	By:	/s/Michael Cordonnier
Michael Cordonnier Chief Executive Officer and President